Exhibit 11.1

                                   MEDJET INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                                 December 31,
                                            ---------------------
                                               2001       2000
                                               ----       ----
NET INCOME (LOSS) PER SHARE
Income (Loss) from Operations
  Applicable to Common Stock                $ 66,763   $(841,667)
                                            --------   ----------
  Weighted Average Common Shares
     Outstanding                            3,901,431  3,901,431
                                            ---------  ----------
Net Income (Loss) Per Share                 $    0.02  $   (0.22)
                                            =========  ==========

NET INCOME (LOSS) PER SHARE -
ASSUMING DILUTION (See "NOTE")
Income (Loss) from Operations
  Applicable to Common Stock                $  66,763  $(841,667)
                                            =========  ==========

Weighted Average Common Shares Outstanding  3,901,431  3,901,431
Add: (A) Assumed Conversion of Preferred
           Stock                            1,040,000  1,040,000
     (B) Assumed Exercise of Stock Options     78,093     49,377
     (C) Assumed Exercise of Warrants          -          -
                                            ---------  ---------
  Weighted Average Common Shares
    Outstanding - Assuming Dilution         5,019,524  4,990,808
                                            =========  =========
Net Income (Loss) Per Share - Assuming
     Dilution                               $    0.01  $   (0.17)
                                            =========  =========

NOTE:

The calculation for Net Income (Loss) Per Common Share - Assuming Dilution is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083. This is applicable to the period for the year ended December 31, 2001. This is not applicable for the year ended December 31, 2000, since the results are anti-dilutive.

        (A)- Equivalent shares of Common Stock issuable upon conversion of 10,400 shares of Series B Convertible Preferred Stock.

        (B)- The dilutive options (i.e., the average market price is greater than the exercise price), assume that options are exercised and proceeds realized as indicated below. Next, using the treasury stock method with the average market price per share during each period and the total shares assumed to be reacquired as of the beginning of each period, the additional shares included as outstanding are indicated below.

                                                      Period Ended December 31,
                                                      --------------------------
                                                        2001             2000
                                                        ----             ----
       Options assumed exercised                       210,496          150,050
       Proceeds assumed realized                      $ 90,034         $ 88,592
       Shares assumed reacquired:
       - During 2001 ($90,034/$0.68)                   132,403
       - During 2000 ($88,592/$0.88)                                    100,673
       Net additional shares assumed outstanding        78,093           49,377



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        (C)-The dilutive warrants (i.e., the average market price is the same as than the exercise price), assume that warrants are exercised and proceeds realized as indicated below. Next, using the treasury stock method with the average market price per share during each period and the total shares assumed to be reacquired as of the beginning of each period, the additional shares included as outstanding are indicated below.

                                                      Period Ended December 31,
                                                      -------------------------
                                                       2001               2000
                                                       ----               ----
       Warrants assumed exercised                         -                  -
       Proceeds assumed realized                          -                  -
       Shares assumed reacquired:
       - During 2001 ($0/$0.68)                           -                  -
       - During 2000 ($0/$0.88)                           -                  -
       Net additional shares assumed outstanding          -                  -


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